UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          CONSENT STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    AND EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec. 240.14a-12
                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)
                              JOHN N. KAPOOR, PH.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]            No fee required.
[   ]          Fee computed on table below per Exchange Act Rules 14a-6(i)(l)
               and 0-11

(1)            Title of each class of securities to which transaction applies:

(2)            Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)            Proposed maximum aggregate value of transaction:

(5)            Total fee paid:

[ ]            Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)            Amount Previously Paid:

(2)            Form, Schedule or Registration Statement No.:

(3)            Filing Party:

(4)            Date Filed:

                    PRELIMINARY COPY -- SUBJECT TO COMPLETION

                              JOHN N. KAPOOR, PH.D.
                          225 DEERPATH ROAD, SUITE 250
                           LAKE FOREST, ILLINOIS 60045

Dear Fellow Stockholder of NeoPharm, Inc.:

     I am one of the founders and a director of NeoPharm, Inc. ("NeoPharm" or the "Company") and, together with my wife, the largest beneficial owner of NeoPharm's common stock. As an investor experienced with emerging healthcare companies, I am deeply concerned by the Company's slow pace of progress in commercializing its products, the Company's cash "burn rate," and the Company's inability to prioritize effectively its pre-clinical and clinical activities. I am convinced that these factors are all contributing to the steady decline of NeoPharm's stock price.

  I BELIEVE NEOPHARM'S CURRENT BOARD OF DIRECTORS IS POORLY SUITED TO MEET THE
                        CHALLENGES FACING YOUR COMPANY.

     I believe that four of the six members of the board of directors, Messrs. Sander A. Flaum and Erick E. Hanson and Drs. Matthew P. Rogan and Kaveh T. Safavi (the "Other Incumbent Directors") have proven themselves unable to adequately challenge, oversee and direct the Company's management, or to hold management accountable for its actions and inactions. They also do not, in my opinion, fully understand the urgency of the issues facing the Company or the need for significant changes in the manner in which the Company conducts business.

     I believe it is in the best interest of NeoPharm and all of its stockholders that the Other Incumbent Directors be removed and replaced with new, independent directors who will work with management and me to improve NeoPharm's long-term viability and stock price by:

     o focusing the Company's efforts on commercializing IL 13-PE38QQR, the Company's most advanced drug product candidate in the FDA approval process and, in my opinion, the most promising of the Company's drug product candidates,

     o restructuring substantially the Company's operations in order to reduce its cash burn rate from approximately $55 to 58 million (according to the Company press release dated August 6, 2004) to approximately $30 million annually, in order that the Company's cash resources will be preserved for the commercialization of IL 13-PE38QQR and the development of its liposomal products,

     o streamlining the Company's clinical trials to improve their efficiency so as to allow continued development of the Company's liposomal products and IL 13-PE38QQR within a cash burn rate of approximately $30 million annually, and

     o eliminating the need to rely on the public equity markets and/or private placements in the near future to fund current clinical trials, thereby preventing stockholder dilution.

     Accordingly, I am commencing a solicitation of written consents from certain NeoPharm's stockholders to repeal each provision of NeoPharm's Bylaws or any amendment thereto adopted since June 10, 2004 and prior to the effectiveness of the proposed action by written consent, to remove the Other Incumbent Directors from the board of directors of NeoPharm, to amend NeoPharm's Bylaws to fix the number of directors of the Company at five, and to elect three new, independent directors to NeoPharm's board of directors. The accompanying consent statement describes the specific terms of these proposals, as well as the consent procedure itself.

     I URGE YOU TO VOTE IN FAVOR OF THESE PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD.

                                            Thank you for your support,


                                            John N. Kapoor, Ph.D.

This consent statement is dated September ___, 2004 and is first being mailed to NeoPharm stockholders on or about September ___, 2004.

                                    IMPORTANT

     1. If you hold your shares of common stock in your own name, then please sign, date and mail the enclosed WHITE consent card to Innisfree M&A Incorporated ("Innisfree"), the firm assisting me with this solicitation, in the postage-paid envelope provided.

     2. If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card representing your shares to be signed, dated and returned as soon as possible. I urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to me in care of Innisfree in order that I will be aware of all instructions given and can attempt to ensure that those instructions are followed.

     If you have any questions or require any assistance in executing your consent, please call:

                           INNISFREE M&A INCORPORATED

                               501 MADISON AVENUE
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10022

          BANKS AND BROKERAGE FIRMS, PLEASE CALL COLLECT: 212-750-5833

                 ALL OTHERS PLEASE CALL TOLL-FREE: 888-750-5834

                    PRELIMINARY COPY -- SUBJECT TO COMPLETION
                                SEPTEMBER , 2004

                                CONSENT STATEMENT
                                       OF
                              JOHN N. KAPOOR, PH.D.

     This consent statement, the accompanying letter and the enclosed form of written consent are being furnished on or about September _, 2004 in connection with the solicitation from holders of common stock, par value $.0002145 per share, of NeoPharm, Inc. ("NeoPharm" or the "Company") of written consents to take the following actions without a stockholders meeting, as permitted by the General Corporation Law of the State of Delaware ("DGCL"):

     (1) To repeal each provision of NeoPharm's Bylaws or any amendment thereto adopted since June 10, 2004 and prior to the effectiveness of the Proposals (as defined below);

     (2) To remove without cause all current members of the Company's board of directors, other than Gregory P. Young and me, such other members being, at the present time, Mr. Sander A. Flaum, Mr. Erick E. Hanson, Dr. Matthew P. Rogan and Dr. Kaveh T. Safavi (collectively, the "Other Incumbent Directors"), and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the board of directors of the Company prior to the effective date of the Proposals (as defined below) in addition to or in lieu of any of the Other Incumbent Directors to fill any newly-created directorship or vacancy on the board of directors of the Company;

     (3) To amend NeoPharm's Bylaws to fix the number of directors of the Company at five; and

     (4) To elect Mr. Brian Tambi, Mr. Ronald Eidell, and Dr. Bernard A. Fox (collectively, the "Nominees") as replacement directors of NeoPharm to fill the newly-created vacancies on the Company's board of directors and to serve until their respective successors are duly elected and qualified (together with (1), (2), and (3), the "Proposals").

     Innisfree M&A Incorporated ("Innisfree") has been retained to assist in the solicitation of written consents to the Proposals.

     IF YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, then please sign, date and mail the enclosed WHITE consent card to Innisfree in the postage-paid envelope provided.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, CUSTODIAN, NOMINEE, FIDUCIARY OR OTHER INSTITUTION, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card representing your shares to be signed, dated and returned as soon as possible. I urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to me in care of Innisfree in order that I will be aware of all instructions given and can attempt to ensure that those instructions are followed.

     I RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION..........................1

         What are the Proposals Under Consideration?...........................1

         Why am I Soliciting Your Consent?.....................................1

         Who is Entitled to Execute a Consent?.................................1

         Who is Paying for the Consent Solicitation?...........................1

         What is a Consent Solicitation?.......................................1

         Whom Should You Contact for Additional Information?...................2

BACKGROUND OF THE CONSENT SOLICITATION.........................................3

REASONS FOR THE CONSENT SOLICITATION...........................................6

THE PROPOSALS..................................................................7

         Repeal of Certain Bylaw Provisions and Amendments.....................7

         Removal of Directors..................................................7

         Amendment of Bylaws to Reduce Board Size to Five......................8

         Election of Nominees..................................................8

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF...............................11

INFORMATION CONCERNING JOHN N. KAPOOR, PH.D. AND EDITHA A. KAPOOR.............13

         Interest of Certain Persons in Matters to be Acted Upon..............13

SOLICITATION OF CONSENTS......................................................14

CONSENT PROCEDURE.............................................................15

         Special Instructions.................................................15

         Consequences of Consent Solicitation.................................16

      ANNEX I SHARES HELD BY THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

      ANNEX II INFORMATION CONCERNING PARTICIPANTS

      ANNEX III SHARES HELD BY PARTICIPANTS AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

              QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

     The information in this question and answer section is qualified in its entirety by reference to the more detailed information appearing elsewhere in this consent statement.

WHAT ARE THE PROPOSALS UNDER CONSIDERATION?

     Written consents from NeoPharm's stockholders are being solicited:

     o to repeal each provision of NeoPharm's Bylaws or any amendment thereto adopted since June 10, 2004 and prior to the effectiveness of the proposed action by written consent;

     o to remove without cause all of the Other Incumbent Directors and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the board of directors of the Company prior to the effective date of the Proposals in addition to or in lieu of any of the Other Incumbent Directors to fill any newly-created directorship or vacancy on the board of directors of the Company;

     o to amend NeoPharm's Bylaws to fix the number of directors of the Company at five; and

     o to elect the Nominees as replacement directors of NeoPharm to fill the newly-created vacancies on the Company's board of directors and to serve until their respective successors are duly elected and qualified.

WHY AM I SOLICITING YOUR CONSENT?

     I believe that approval of each of these Proposals will provide the Company with a board of directors that is committed to work more effectively with management and me to implement the following business strategy, which I believe is critical to confront successfully the issues facing the Company and to improve the Company's long term viability and stock price: (1) focus the Company's efforts on commercializing IL 13-PE38QQR, the Company's most advanced drug product candidate in the FDA approval process and, in my opinion, the most promising of the Company's drug product candidates, (2) substantially restructure the Company's operations in order to reduce its cash burn rate from approximately $55 to 58 million (according to the Company press release dated August 6, 2004) to approximately $30 million annually, in order that the Company's cash resources will be preserved for the commercialization of IL 13-PE38QQR and the development of its liposomal products, (3) streamline the Company's clinical trials to improve their efficiency so as to continue development of the Company's liposomal products and IL 13-PE38QQR within a burn rate of approximately $30 million annually and (4) eliminate the need to rely on the public equity markets and/or private placements in the near future to fund current clinical trials, thereby preventing shareholder dilution.

WHO IS ENTITLED TO EXECUTE A CONSENT?

     The common stock of NeoPharm constitutes its only class of outstanding voting securities. Accordingly, only holders of common stock as of September [ ], 2004, the record date, are entitled to execute consents. For information regarding the persons who I believe own more than five percent of the common stock, see "Voting Securities and Principal Holders Therof."

WHO IS PAYING FOR THE CONSENT SOLICITATION?

     I will pay all costs of the solicitation of written consents. However, if the Proposals are approved, I intend to seek reimbursement of my expenses from the Company without a stockholder vote.

WHAT IS A CONSENT SOLICITATION?

     In lieu of voting in person or by proxy at an annual or special meeting of stockholders, the Company's stockholders may act by submitting written consents to any proposed stockholder actions. Whereas stockholders approve many proposed actions at a special or annual meeting of stockholders at which a quorum is present by voting a majority of the shares represented at the meeting in favor of a proposal, even if only a fraction of the stock outstanding is represented, a written consent solicitation requires the majority vote of all stock outstanding of the Company. To be effective, the requisite consents must be delivered to NeoPharm within 60 days of September __, 2004, which is the date of the earliest dated consent delivered to NeoPharm.

WHOM SHOULD YOU CONTACT FOR ADDITIONAL INFORMATION?

     If you have any questions about executing your consent or require assistance, please contact:

                           INNISFREE M&A INCORPORATED

                               501 MADISON AVENUE
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10022

          BANKS AND BROKERAGE FIRMS, PLEASE CALL COLLECT: 212-750-5833

                 ALL OTHERS PLEASE CALL TOLL-FREE: 888-750-5834

                     BACKGROUND OF THE CONSENT SOLICITATION

     I am a director and one of the founders of NeoPharm, and my wife and I are, together, the largest beneficial owner of its common stock. I served as Chairman of the Board from the Company's inception in July 1990 until June 17, 2004. I am also the Chairman of the Board of Directors of the following four publicly-traded pharmaceutical and pharmacy services companies: Akorn, Inc., First Horizon Pharmaceutical Corporation, Introgen Therapeutics, Inc., and Option Care, Inc. My wife and I, together, are also, to my knowledge, the largest beneficial owner of the common stock of each of those companies, except Introgen Therapeutics, Inc., of which, to my knowledge, we are the second largest beneficial owner. In addition, I am President of EJ Financial Enterprises, Inc. ("EJ Financial"), a private investment firm that I own. Through EJ Financial and related entities, I have made a large number of substantial investments in other publicly and privately-held companies.

     In March 1998, Mr. James M. Hussey became the President, Chief Executive Officer and a director of NeoPharm. At that time, the board of directors of NeoPharm consisted of five members, including Messrs. Hussey and Hanson and me. Also, at that time, Mr. Hanson was Chief Executive Officer of Option Care, Inc., one of the other companies of which I am the Chairman of the Board and together with my wife, to my knowledge, the largest beneficial shareholder. Subsequently, Mr. Flaum and Drs. Rogan and Safavi became members of the Company's board of directors at the suggestion of Mr. Hussey. Option Care, Inc. terminated Mr. Hanson's employment in October 1998 at my suggestion because of poor performance. During Mr. Hanson's tenure as Chief Executive Officer of Option Care, Inc., Option Care defaulted on its line of credit, making it necessary that I guarantee personally a portion of the line of credit in order for Option Care to continue to have access to financing. Despite this fact and the fact that I did not have a prior history with Mr. Flaum or Drs. Rogan and Safavi, I believed that I enjoyed a good working relationship with the other members of the board of directors and management of the Company.

     Beginning in December 2002, I began to grow concerned about the slow pace of progress in the Company's clinical trials and the fact that the Company was not prioritizing effectively its pre-clinical and clinical activities. Because the Company has not had meaningful revenues from the sale of products, its future is dependent upon its ability to obtain FDA approval of its drugs, particularly IL13-PE38QQR. In addition, I began to be concerned that the Company was spending more of its resources and developing more infrastructure than was warranted given the status of its proposed products and the fact that the Company was dependent upon borrowings and equity offerings for cash. Because of the Company's limited options for financing, I was additionally concerned about the Company's cash burn rate and believed that it was necessary to focus on the preservation of its cash.

     As a result of these concerns, beginning in June 2003, I made numerous and repeated suggestions to management and the other board members in several areas including:

     - Improved budgeting, particularly a focus on analyzing and justifying each expenditure in order to conserve the Company's cash and reduce its burn rate;

     - More sophisticated management of clinical projects to monitor more effectively the costs and timelines on a project-by-project basis;

     -    Use of consultants to evaluate clinical trials; and

     - Improved focus in commercializing the Company's most promising products, especially IL 13-PE38QQR, with a view towards minimizing costs and time-to-market.

     While I believed that many of my suggestions were well received by management and the rest of the board of directors and while management indicated an intention to implement many of them, I was concerned that progress in addressing these matters was too slow. I recommended as early as the third quarter of 2003 to Mr. Hussey and to the Other Incumbent Directors that the Company hire a Chief Operating Officer to speed the implementation of the necessary changes. Although Mr. Hussey resisted this suggestion and the board of directors acted more slowly than I would have liked, at the direction of the board of directors, the Company ultimately retained Egon Zehnder International, an executive search firm, to identify a Chief Operating Officer for the Company. At that time, although progress on my suggestions was proceeding slowly, I nonetheless believed that I still enjoyed a positive working relationship with Mr. Hussey, the Company's management team and the Other Incumbent Directors.

     On February 13, 2004, at a regularly scheduled meeting of the board of directors of the Company, Mr. Hussey complained that I was unduly interfering with the management of the Company and criticized the entire board of directors. He also indicated he did not intend to hire a Chief Operating Officer. The board of directors then asked Mr. Hussey to leave the meeting. In Mr. Hussey's absence, I expressed my opinion that Mr. Hussey's statements were unfounded and that he should be removed as Chief Executive Officer of the Company. However, the Other Incumbent Directors were not supportive of my position and no formal action was taken at the meeting toward replacing Mr. Hussey.

     Since April 2002, the Company had been involved in an arbitration with Pharmacia Corporation (now Pfizer), Pharmacia and Upjohn, Inc. and Pharmacia and Upjohn Company (collectively, "Pharmacia") concerning delays in the development programs for the Company's LEP (Liposome Encapsulated Paclitaxel) and LED (Liposome Encapsulated Doxornbicin) drug products under a license agreement dated February 19, 1999 between NeoPharm and Pharmacia providing for Pharmacia's development of these products. On May 3, 2004, the Company issued a press release announcing that the arbitration panel in the Pharmacia dispute had dismissed the claims of each party against the other. Although Mr. Hussey had been predicting to the board of directors that the Company would win the arbitration and receive a substantial award, after the decision of the panel he downplayed the matter and its impact on the Company's prospects and cash position. The price of the Company's common stock immediately declined from $20.43 (the close on Friday, April 30) to $18.56 (the close on Monday, May 3) and continued to decline over the next 20 trading days to $11 per share.

     I was extremely disappointed with the arbitration decision and Mr. Hussey's handling of the matter. This situation only strengthened my belief that it was in the best interest of the Company to remove Mr. Hussey as Chief Executive Officer.

     In the following weeks, the other members of the board of directors finally agreed with my continuing suggestion that Mr. Hussey should be replaced as Chief Executive Officer, and the board of directors notified Egon Zehnder International, the executive search firm, that the search for a Chief Operating Officer should be converted to a search for a Chief Executive Officer. During the week of June 14, the board of directors reached a decision, which I supported, that it was in the best interest of the Company for Mr. Gregory P. Young to be offered the position of Chief Executive Officer; an offer was formally extended to Mr. Young which he accepted; and the board of directors asked Mr. Hussey for his resignation.

     The Company's board of directors decided in informal conversations among themselves that, because the Company's annual meeting of stockholders was scheduled for June 17, 2004, the change in CEO should be announced at that time. The following morning, at the meeting of the board of directors held in conjunction with the annual meeting of stockholders, the Company's board of directors approved the hiring of Mr. Young and also approved a separation agreement for Mr. Hussey. After these actions were taken, the other members of the board of directors (excluding Mr. Young, who was not in attendance at the

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

meeting) informed me, without any prior notice, that they were voting to replace me as Chairman of the Board with Mr. Hanson. The Other Incumbent Directors then approved a resolution to pay Mr. Hanson $10,000 each month for his service as Chairman of the Board. I voted against this resolution and I was quite concerned that the Other Incumbent Directors would approve such a substantial compensation package to the Chairman of the Board. The price of the Company's common stock closed at $9.15 on June 16th, the day before the board's action. Over the next 30 trading days, it declined to $6.20.

     Because of my belief that the Other Incumbent Directors should be replaced and because the Company's Bylaws prohibited me, as a stockholder of the Company, from proposing an alternative slate of directors without providing advance notice to the Company prior to December 30, 2003, my wife and I withheld our votes for the Other Incumbent Directors at the Company's annual meeting of stockholders held on June 17, 2004.

     At a meeting of the board of directors of the Company held on August 12, 2004, I continued to express to the other board members my strong belief that the Company needed to conserve cash and focus its efforts on the IL13-PE38QQR clinical trials. It was at this meeting that I proposed that the Company implement a program that would cut the cash burn rate of the Company to approximately $30 million without sacrificing any products in development, but the Other Incumbent Directors instead concluded that the situation warranted further study.

     I now believe that it is in the best interest of the Company for the Other Incumbent Directors to be replaced as members of the board of directors. My reasons for this belief include the following:

     - I believe that the Other Incumbent Directors have not demonstrated a sufficient willingness to challenge, oversee and direct the Company's management or to hold management accountable for its actions and inactions;

     - I believe the Other Incumbent Directors do not fully understand the urgency of the issues facing the Company and the need for significant change in the manner in which the Company conducts its business; and

     - In the last six months, the market value of the Company has dropped approximately 75%, representing a total loss to stockholders of approximately $350 million.

     On September 1, 2004, I contacted Mr. Hanson and informed him of my intention to proceed immediately soliciting written consents to remove the Other Incumbent Directors as directors. I informed him that I believed it was in the best interest of the Company and all of its stockholders for the Other Incumbent Directors to resign and thereby avoid the expense and distraction of a consent solicitation and any challenge to such a solicitation, and I requested the resignations of the Other Incumbent Directors as directors. The Other Incumbent Directors refused my request.

                      REASONS FOR THE CONSENT SOLICITATION

     I believe that the Company's stockholders should adopt the Proposals as promptly as practicable in order to replace the Other Incumbent Directors with a slate of nominees who are committed to confront more effectively the critical issues facing the Company that I believe are contributing to the steady decline of NeoPharm's stock price, including the Company's slow pace of progress in commercializing its products, the Company's cash burn rate, and the Company's inability to prioritize effectively its pre-clinical and clinical activities.

     I believe that it is in the best interest of NeoPharm and all of its stockholders that the Other Incumbent Directors be removed and replaced with new, independent directors who will work with management and me to improve NeoPharm's long term viability and stock price by:

     - focusing the Company's efforts on commercializing IL 13-PE38QQR, the Company's most advanced drug product candidate in the FDA approval process and, in my opinion, the most promising of the Company's drug product candidates;

     - restructuring substantially the Company's operations in order to reduce its cash burn rate from approximately $55 to 58 million (according to the Company press release dated August 6, 2004) to approximately $30 million annually, in order that the Company's cash resources will be preserved for the commercialization of IL 13-PE38QQR and the development of its liposomal products;

     - streamlining the Company's clinical trials to improve their efficiency so as to allow continued development of the Company's liposomal products and IL 13-PE38QQR within a cash burn rate of approximately $30 million annually; and

     - eliminating the need to rely on the public equity markets and/or private placements in the near future to fund current clinical trials, thereby preventing shareholder dilution.

     My goal is to restore NeoPharm's ability to respond effectively to the challenges it faces by forming a board of directors, endorsed by the Company's stockholders, that combines true independence with real commitment to NeoPharm and its stockholders and experienced judgment from a variety of fields. Despite the steady decline of NeoPharm's stock price, I believe that the Other Incumbent Directors do not fully understand the urgency of the issues facing the Company and the need for significant change in the manner in which the Company conducts its business.

     I believe that a factor contributing to the Other Incumbent Directors' failure to grasp the urgency of NeoPharm's need for reform is that the Company does not represent a significant personal investment for them. According to their Forms 4 filed with the Securities and Exchange Commission ("SEC"), the Other Incumbent Directors collectively hold only 41,395 shares of the Company's common stock (despite their collective 21 years of board service), all of which were obtained as part of their director compensation.

     I also believe that, in the case of Mr. Flaum, his failure to attend at least 75% of the Company's board meetings in 2003, as reported in NeoPharm's Form 10-K for that year, is further evidence of an insufficient level of personal commitment.

                                  THE PROPOSALS

     I am seeking the written consent of the Company's stockholders to take the following actions without a stockholders' meeting, as permitted by the DGCL:

     (1) To repeal each provision of NeoPharm's Bylaws or any amendment thereto adopted since June 10, 2004 and prior to the effectiveness of the Proposals by adopting the following resolution:

          RESOLVED, that each provision of the Company's Bylaws and any amendment thereto adopted since June 10, 2004 and prior to the effectiveness of the Proposals (as defined in the consent statement of John N. Kapoor, Ph.D. dated September __, 2004) are repealed.

     (2) To remove without cause the Other Incumbent Directors by adopting the following resolution:

          RESOLVED, that each member of the board of directors of the Company, other than John N. Kapoor, Ph.D. and Gregory P. Young, such other members currently consisting of Sander A. Flaum, Erick E. Hanson, Matthew P. Rogan and Kaveh T. Safavi, and any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the board of directors of the Company prior to the effective date of this resolution in addition to or in lieu of any of the aforenamed individuals to fill any newly-created directorship or vacancy on the board of directors of the Company, or otherwise, is hereby removed and the office of each member of the board of directors (other than the offices of John N. Kapoor and Gregory P. Young) is hereby declared vacant.

     (3) To amend NeoPharm's Bylaws to fix the number of directors of the Company at five by adopting the following resolution:

          RESOLVED, that Section 3.2 of the Bylaws of the Company is hereby amended and restated in its entirety to read as follows: "The number of directors of the Corporation shall be set at five (5)."

     (4) To elect the three Nominees, Mr. Brian Tambi, Mr. Ronald Eidell and Dr. Bernard A. Fox, as replacement directors of NeoPharm to fill the newly-created vacancies by adopting the following resolution:

          RESOLVED, that the following persons are hereby elected as directors of the Company to fill the vacancies on the Company's board of directors, and to serve until their respective successors are duly elected and qualified: Messrs. Brian Tambi and Ronald Eidell and Dr. Bernard Fox.

     The effectiveness of each Proposal will require the duly completed and delivered, unrevoked written consent to that Proposal by the holders of record, as of the close of business on the record date for this consent solicitation, of a majority of the shares of the Company's common stock then outstanding. According to the Company's latest 10-Q filed August 11, 2004, as of July 31, 2004 the Company had 23,278,985 shares outstanding. It is anticipated that each Proposal will become effective upon delivery of complete and unrevoked written consents representing at least 11,639,493 shares of Company stock.

     I RECOMMEND THAT YOU CONSENT TO EACH PROPOSAL.

     REPEAL OF CERTAIN BYLAW PROVISIONS AND AMENDMENTS. This Proposal would repeal any measures taken by the current board of directors to amend certain provisions of the Company's Bylaws. This proposal is intended to prevent any changes to the Company's Bylaws that might impede the effectiveness of any of the Proposals or negatively impact my ability to obtain stockholder consents or give effect to the will of the stockholders expressed in such consents.

     REMOVAL OF DIRECTORS. This Proposal provides for the removal without cause of each member of the board of directors of the Company, other than Gregory P. Young and me. The directors who would currently be removed are Sander A. Flaum, Erick E. Hanson, Matthew P. Rogan and Kaveh T. Safavi. This Proposal also contemplates the removal of any other person or persons (other than the persons elected pursuant to this consent statement) elected or appointed to the board of directors of the Company prior to the effective date of this Proposal in addition to or in lieu of any of the aforenamed individuals to fill any newly created directorship or vacancy on the board of directors of the Company. This is intended to address the possibility that the Other Incumbent Directors might try to add directors to the board of directors who are aligned with them.

     Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation's directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors or the corporation's certificate of incorporation says otherwise.

     The Company does not have a classified board or cumulative voting in the election of its directors and the Company's certificate of incorporation does not limit removal of directors or the entire board of directors. Consequently, section 141(k) of the DGCL permits the stockholders of the Company to remove any director or its entire board without cause.

     AMENDMENT OF BYLAWS TO REDUCE BOARD SIZE TO FIVE. This Proposal provides for the amendment and restatement of Section 3.2 of the Company's Bylaws to fix the number of directors at five. Section 109(a) of the DGCL and Article XI of the Company's Bylaws permit the Company's stockholders to amend the Bylaws.

     ELECTION OF NOMINEES. This Proposal provides for the election of the three Nominees, Brian Tambi, Ronald Eidell, and Bernard A. Fox, Ph.D., as replacement directors of the Company. Each of the Nominees has consented to serve as a director, if elected, until the next annual meeting of stockholders and until his successor has been elected and qualified. My principal purpose in seeking to elect these Nominees to the Company's board is to install a board of directors that is willing to take a more active role in directing and questioning management, that has the necessary experience and expertise to manage NeoPharm and will work with management and me to focus the Company's efforts on commercializing IL 13-PE38QQR, to restructure substantially the Company's operations in order to reduce its cash burn rate from approximately $55 to 58 million (according to the Company press release dated August 6, 2004) to approximately $30 million annually, and to streamline the Company's clinical trials to improve their efficiency so as to allow continued development of the Company's liposomal products and IL 13-PE38QQR within a cash burn rate of approximately $30 million annually and eliminate the need to rely on the public equity markets and/or private placements in the near future to fund current clinical trials, thereby preventing stockholder dilution.

     If I am successful, I intend to seek nomination and election as Chairman of the board of directors from those directors elected pursuant to this consent solicitation.

     If this consent solicitation is unsuccessful, I intend to nominate the Nominees pursuant to the nomination procedures outlined in the Company's Bylaws and seek their election at the Company's annual meeting, which is anticipated to be in June 2005. At the annual meeting, if a quorum is represented, the election of the Nominees would only require a plurality vote of the stockholders voting, rather than a majority of the total shares of common stock outstanding as is the case for this proposed action by written consent.

     I have no reason to believe that any Nominee will be unable or unwilling to serve as a director of the Company, but, if any Nominee is not available for election, then I intend to ask the members of the board of directors, including any Nominee or Nominees who are elected pursuant to this proposed action by written consent to fill the resulting vacancy or vacancies.

--------------------------------------------------------------------------------

         BRIAN TAMBI, Chief Executive Officer and Chairman of the Board of
              Directors, Morton Grove Pharmaceuticals, Inc., Morton Grove, Illinois

Brian Tambi has been involved in the pharmaceutical industry since 1974. Since 1995, Mr. Tambi has been President, CEO, and Chairman of the Board of Directors of Morton Grove Pharmaceuticals, Inc., a leading supplier of specialty and generic liquid pharmaceutical products ("MGP"). Prior to MGP, Mr. Tambi held executive positions at Ivax Corporation from 1992 to 1993, where he was an Executive Vice President and President of the North American Pharmaceutical Group, Fujisawa Pharmaceutical Company, USA from 1990 to 1992, where he was President and Chief Operating Officer, and Lyphomed, Inc. ("Lyphomed") from 1986 to 1990, where he was Vice President, Corporate Development. While Mr. Tambi was employed by Lyphomed, Dr. Kapoor was the Chairman of the Board of Directors and, together with his wife, the second largest beneficial owner of Lyphomed's common stock. Mr. Tambi received his MBA in International Finance and Economics in 1974 and his BS (cum laude) in Finance and Economics in 1972, both from Syracuse University.
--------------------------------------------------------------------------------

         RONALD EIDELL,  Independent Consultant

Ronald Eidell has been a financial and operating executive in the healthcare industry since 1998. From December 2001 to December 2003, he was Executive Vice President, Chief Financial Officer and Secretary of Esoterix, Inc., a pre-IPO clinical laboratory services company. Esoterix, Inc. provides medical testing services (including clinical trails testing services) to healthcare professionals, hospitals and pharmaceutical companies. Prior to Esoterix, Inc., he was Executive Vice President, Chief Financial Officer and Secretary of NovaMed, Inc. ("NovaMed"), a Nasdaq listed healthcare services and facilities company. Mr. Eidell received his MBA from the University of Chicago in 1982 and his BS in Business Administration from Drexel University in 1967. He currently serves on the Dean's Advisory Council to Drexel University's LeBow College of Business. His service as the chief financial officer of NovaMed qualifies him as a potential audit committee financial expert under the rules and regulations of the SEC, a position he has agreed to accept if requested by NeoPharm's board of directors.
--------------------------------------------------------------------------------

         BERNARD A. FOX, PH.D., Chief, Laboratory of Molecular and Tumor
              Immunology, Earle A. Chiles Research Institute, Providence Portland Medical Center and Associate Professor, Departments of Molecular Microbiology & Immunology and Environmental & Biomolecular Systems, Oregon Health and Science University

Bernard A. Fox, Ph.D. has been Chief of the Laboratory of Molecular and Tumor Immunology ("LMTI") at the Earle Chiles Research Institute at the Providence Portland Medical Center in Portland, Oregon and also Associate Professor in the Departments of Molecular Microbiology & Immunology and Environmental & Biomolecular Systems at Oregon Health and Science University School of Medicine in Portland, Oregon since 1994. Dr. Fox has been the principal investigator, co-investigator or a collaborator in at least nine clinical trials and has published at least fifty-six articles in scientific journals over the course of his career. Dr. Fox's laboratory has helped monitor the Company's trial of IL 13-PE38QQR, and he has previously served as a consultant to the Company. Dr. Fox received his B.S. and M.S. degrees from the University of Detroit in 1975 and 1978, respectively, and his Ph.D. in 1985 from Wayne State University. He received his post-doctoral training as a Staff Fellow in the Surgery Branch, Division of Cancer Treatment, Clinical Oncology Program at the National Cancer Institute at the National Institutes of Health in Bethesda, Maryland from 1985 to 1987 and was a Senior Staff Fellow there from 1987 to 1990. Mr. Fox is also a director of International Society for the Biological Therapy of Cancer and is a member of the scientific advisory boards of Cell Genesys Inc. and the Biological Development Association (Europe).
--------------------------------------------------------------------------------

     Annex III sets forth certain information relating to shares of the Company's common stock each of the Nominees own and other transactions between them and the Company.

     I anticipate that each Nominee, on his election, will receive director's fees, consistent with the Company's past practice, for services as a director of the Company. Directors currently receive grants of restricted shares of the Company's common stock with an approximate value of $50,000 annually. The shares are not available for sale until the one year anniversary of the stock grant. Directors are also currently paid a quarterly fee to serve on the various committees of the Company's board of directors as indicated in the table below. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with any board or committee meeting.

         COMMITTEE                                   MEMBER COMPENSATION
         ---------                                   -------------------
         Governance                                           $5,000
         Compensation                                         $2,000
         Audit                                                $2,000
         Legal                                                $2,000

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The common stock of the Company constitutes its only class of outstanding voting securities and only holders of that stock are entitled to execute consents. According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, 23,278,985 shares of common stock were outstanding as of July 31, 2004. Each share entitles its record holder to one vote. Stockholders of the Company do not have cumulative voting rights in the election of directors.

     The following table sets forth information regarding my beneficial ownership of shares of the Company's common stock and also the name of and other information respecting each person who I believe, on the basis of the publicly available information indicated below, owned beneficially more than five percent of the shares of the Company's common stock outstanding at the dates indicated.

                                             AMOUNT AND
                                             NATURE OF
                                             BENEFICIAL               PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP                   CLASS
------------------------------------         ---------                   -----

John N. Kapoor, Ph.D.                   5,060,793 Shares (1)            21.71%
225 East Deerpath Road, Suite 250
Lake Forest, Illinois 60045

Kern Capital Management LLC             2,745,110 Shares (2)            11.79%
114 West 47th Street, Suite 1926
New York, New York 10036

John N. Kapoor 1994 A-Annuity Trust     1,958,180 Shares (3)             8.41%
225 East Deerpath Road, Suite 250
Lake Forest, Illinois 60045

GAM Holding AG                          1,569,830 Shares (4)             6.74%
Klaustrasse 10
8008 Zurich, Switzerland

(1) Includes 31,625 shares that may be acquired pursuant to exercisable options, 1,348,340 shares held by the John N. Kapoor Trust dated 9/20/89 (the "JNK Trust"), of which I am the sole trustee and sole beneficiary, and 1,144,586 shares held by EJ Financial/NEO Management, L.P. (the "Limited Partnership") of which I am Managing General Partner. The amount shown also includes 379,500 shares which are held by the John N. Kapoor Charitable Foundation (the "Charitable Foundation"), of which my wife and I are co-trustees; 1,958,180 shares which are owned by the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") of which the sole trustee is my wife; and 393,220 shares which are owned by four trusts which have been established for my children (the "Children's Trusts") of which the sole trustee is my wife. I do not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust or the Children's Trusts, and I disclaim beneficial ownership of these shares as well as the shares held by the Charitable Foundation.

(2) Ownership is as reported by Kern Capital Management LLC ("KCM") on Schedule 13G dated February 13, 2004. In its filing, KCM indicates that Robert E. Kern, Jr. (R. Kern) and David G. Kern (D. Kern), as controlling members of KCM, may be deemed to be beneficial owners of the securities of the Company owned by KCM, because those individuals share the power to direct the voting or disposition of the securities. KCM further states in its filing that: "Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that either R. Kern or D. Kern is, for any purpose, the beneficial owner of any such securities to which this Schedule relates, and such beneficial ownership is expressly denied."

(3) The sole trustee of the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") is my wife, who also serves as trustee for four trusts which have been established for our children (the "Children's Trusts") and which collectively own 393,220 shares and as co-trustee with Dr. Kapoor of the John N. Kapoor Charitable Foundation (the "Charitable Foundation"), which owns 379,500 shares. The shares held by the Children's Trusts and the Charitable Foundation are not included in the reported shares. Since my wife is the sole trustee of the Annuity Trust, the shares held by the Annuity Trust are also shown in this table as being beneficially owned by me.

(4) Ownership is as reported by GAM Holding AG ("GAM") on Schedule 13G dated February 17, 2004. GAM states in its Schedule 13G filing that, as of December 31, 2003, the Company's shares are held by its subsidiaries, GAM International Management Limited and GAM Limited, London, and that: "No subsidiary of GAM holds more than 5% of the outstanding voting securities." GAM has advised the Company that the Company's shares held by its subsidiaries are owned by widely held mutual funds over which the subject subsidiaries retain discretionary investment authority.

For information relating to the ownership of common stock by directors and executive officers of the Company and the Nominees, see Annex I hereto.

        INFORMATION CONCERNING JOHN N. KAPOOR, PH.D. AND EDITHA A. KAPOOR

     My wife, Editha A. Kapoor, and I are the beneficial owners of an aggregate of 5,055,451 shares of the Company's common stock, representing approximately 21.71% of the shares currently outstanding. Further information about me is set forth in Annex II.

     Editha A. Kapoor is my wife, a homemaker and co-trustee of the John N. Kapoor Charitable Foundation (the "Charitable Foundation") and the sole trustee of the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") and four trusts established for our children (the "Children's Trusts"). Her principal business address is 225 Deerpath Road, Suite 250, Lake Forest, Illinois 60045. She is the indirect owner of 1,958,180 shares of Company stock held for the account of the Annuity Trust, 379,500 shares of Company stock held for the account of the Charitable Foundation and 393,220 shares of Company stock held for the account of the Children's Trusts.

     During the past year, Edith A. Kapoor has not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Additional information about me and the Nominees to serve as directors of the Company is set forth in Annex II and under the heading "Information Concerning the Participants."

                            SOLICITATION OF CONSENTS

     I am furnishing this consent statement to certain Company stockholders in connection with the solicitation of written consents to the Proposals outlined herein. Consents will be solicited by mail, advertisement, telephone or telecopier and in person by myself or employees of my consulting firm, EJ Financial . EJ Financial and I are not receiving any compensation for solicitation efforts.

     In addition, I have retained Innisfree to assist in the solicitation, for which I will pay Innisfree a fee not to exceed $85,000 and will reimburse Innisfree for its reasonable out-of-pocket expenses. I have also agreed to indemnify Innisfree against various liabilities and expenses, including various liabilities and expenses under the federal securities law. Innisfree anticipates that it will use approximately fifty persons to solicit stockholders.

     Banks, brokers, custodians, nominees, fiduciaries and other institutions will be requested to forward solicitation material to certain beneficial owners of shares. I will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

     I will bear the costs of this consent solicitation. However, if the Proposals are approved, I will seek reimbursement of those costs from the Company without a stockholder vote. Costs related to the solicitation of consents include expenditures for attorneys, accountants, financial advisors, consent solicitors, public relations advisors, printing, advertising, postage, and related expenses and filing fees and are expected to aggregate approximately $200,000. The portion of those costs allocable solely to the solicitation of consents is not readily determinable.

     I AM NOT REQUESTING OR AUTHORIZING ANY STOCKHOLDER OF THE COMPANY OR ANY RECIPIENT OF THIS CONSENT STATEMENT TO ASSIST WITH THE SOLICITATION OF STOCKHOLDER CONSENTS OR TO CONTACT STOCKHOLDERS OF THE COMPANY ON MY BEHALF.

     If I acted in concert with other stockholders of the Company in conducting this consent solicitation, then it might be necessary for certain additional disclosures or filings to be made with the SEC, which could complicate my efforts. Accordingly, I am asking that you not solicit other stockholders or otherwise attempt to persuade them to return an executed consent.

                                CONSENT PROCEDURE

     Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company's registered office must be by hand or by certified or registered mail, return receipt requested. The Company's certificate of incorporation does not prohibit stockholder action by written consent.

     According to the Company's latest 10-Q filed August 11, 2004, the Company had 23,278,985 shares outstanding as of July 31, 2004. It is anticipated that each Proposal will become effective upon delivery of complete and unrevoked written consents representing at least 11,639,493 shares of Company stock.

     Section 213(b) of the DGCL provides that the record date for determining the stockholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation's board of directors is required and the board has not fixed the record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Company's registered office must be by hand or by certified or registered mail, return receipt requested. No prior action is required by the Company's board of directors with respect to the Proposals. The Company's Bylaws provide that the board of directors must fix a record date to determine the stockholders entitled to express consent to corporate action in writing without a meeting. If the board of directors does not so fix a date, then the record date for determining the stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, is the day on which the first written consent is expressed. I have set the record date as September [__], 2004 by submitting an executed copy of the consent attached hereto representing [x] of my shares of NeoPharm's common stock.

     If any or all of the Proposals become effective as a result of this consent solicitation, then prompt notice will be given under section 228(e) of the DGCL to the Company's stockholders who have not executed consents.

     An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to me in care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022, Attn: Alan Miller, or to NeoPharm, Inc. at 150 Field Drive, Lake Forest, Illinois 60045, or any other address the Company has provided. Although a revocation is effective if delivered to the Company, I request that either the original or photostatic copies of all revocations of consents be mailed or delivered to me in care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022, Attn: Alan Miller, in order that I am aware of all revocations and can more accurately determine if and when consents to the Proposals have been received from the holders of record on the record date for this consent solicitation of a majority of the outstanding shares.

SPECIAL INSTRUCTIONS

     If you were a record holder of shares of common stock as of the close of business on the record date for this consent solicitation, then you may elect to consent, withhold consent, or abstain with respect to each Proposal by marking the "CONSENTS" or "WITHHOLD CONSENT" box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

     In addition, you may withhold consent to the removal of any one or more of the Other Incumbent Directors or to the election of any individual Nominee by writing that person's name on the consent card. However, the effectiveness of each Proposal is subject to, and conditioned on, the receipt of consents from the holders of record on the record date for this consent solicitation of a majority of the shares of common stock then outstanding for such Proposal.

     IF A STOCKHOLDER EXECUTES AND DELIVERS A WHITE CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED "CONSENTS" OR "WITHHOLD CONSENT" FOR A PROPOSAL, THEN THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD OR TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE THE INSTRUCTION TO THE ELECTION PROPOSAL PROVIDES ON THE CARD.

     To the extent that fewer than three of the Other Incumbent Directors are removed, vacancies will be filled by the Nominee receiving the most consents. If two or more Nominees receive an equal number of votes, vacancies will be filed in the following order: first Brian Tambi, second Ronald Eidell and third Bernard A. Fox, Ph.D. The Company's Bylaws provide that a majority of the directors may fill vacancies. Accordingly, if sufficient consents are received in order to create vacancies on the board of directors but sufficient consents are not received to fill such vacancies, I intend to ask Gregory P. Young and the other directors, if any, on the board to fill the vacancies with the Nominees in the order specified above. If the Bylaw amendment reducing the size of the board is not approved, the resulting vacancy may also be filled by a majority of the remaining directors. In that case, I intend to seek the support of Gregory P. Young and any directors appointed pursuant to this consent solicitation to reduce the size of the board to five or to appoint the remaining Nominees described in this consent solicitation, or an as yet unidentified director.

     I RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your shares of common stock are held in the name of a bank, broker, custodian, nominee, fiduciary or other institution, then only it can execute a consent representing your shares and only on receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions for a WHITE consent card representing your shares to be signed, dated and returned as soon as possible. I urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to me in care of Innisfree in order that I will be aware of all instructions given and can attempt to ensure that those instructions are followed.

CONSEQUENCES OF CONSENT SOLICITATION

     A change in a majority of the members of the board of directors could be deemed to be a "change of control" under certain NeoPharm agreements with other parties and could provide those parties with certain additional rights. Based on a review of the contracts that NeoPharm has filed as exhibits to its periodic reports filed with the SEC, it appears that the 1995 Stock Option Plan and the 1995 Director Option Plan are the only agreements where the removal and replacement of the Other Incumbent Directors, as described in this consent statement, might be deemed a "change of control." Upon a "change of control" under those plans, all unvested options that are issued and outstanding will immediately vest.

     At present, due to the Company's low stock price, most unvested options have an exercise price above the Company's current market price. According to the Company's 2003 Annual Report on Form 10-K, as of December 31, 2003, there were 748,247 options outstanding with an exercise price under $8.00 per share, all of which have already become exercisable. A change of control would, however, affect options currently unexercisable with an exercise price above

$8.00 per share. The table below is reproduced from the Company's 2003 Annual Report on Form 10-K and summarizes such outstanding but unexercisable options as of December 31, 2003.

RANGE OF                                                   OPTIONS NOT
EXERCISE             OPTIONS          OPTIONS CURRENTLY    CURRENTLY
PRICE                OUTSTANDING      EXERCISABLE          EXERCISABLE
-----                -----------      -----------          -----------

$1.75 to $3.50        197,973          197,973              0
$3.51 to $8.00        550,274          550,274              0
$8.01 to $14.00       1,377,094        553,332              832,762
$14.01 to $18.00      455,597          273,491              182,106
$18.01 to $29.00      665,787          416,087              249,700

   If you have any questions about giving your consent or require assistance, please contact:

                           INNISFREE M&A INCORPORATED

                               501 MADISON AVENUE
                                   20TH FLOOR
                            NEW YORK, NEW YORK 10022

          BANKS AND BROKERAGE FIRMS, PLEASE CALL COLLECT: 212-750-5833

                 ALL OTHERS PLEASE CALL TOLL-FREE: 888-750-5834



Dated: September ___, 2004

                                     ANNEX I

                     SHARES HELD BY THE COMPANY'S DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following table is derived from the Company's Proxy Statement filed with the SEC on April 29, 2004 and certain Forms 4 filed after April 29, 2004, and, to my knowledge, summarizes information as of April 29, 2004. Except as otherwise noted, the following table sets forth certain information regarding beneficial ownership of shares of NeoPharm common stock by (i) each director of the Company and each Nominee for director, (ii) each of the Named Executive Officers and (iii) all executives, directors and Nominees for director as a group:

            NAME OF                   AMOUNT/NATURE OF     PERCENT OF CLASS
       BENEFICIAL OWNER             BENEFICIAL OWNERSHIP  BENEFICIALLY OWNED (1)
       ----------------             --------------------  ----------------------

John N. Kapoor, Ph.D.                   5,060,793 (2)       21.71%
Jeffrey W. Sherman, M.D.                  214,186 (3)         *
Imran Ahmad, Ph.D.                        105,080 (4)         *
Lawrence A. Kenyon                         67,992 (5)         *
Sander A. Flaum                            50,652 (6)         *
Erick E. Hanson                            41,797 (6)         *
Matthew P. Rogan, M.D.                     35,472 (7)         *
Kaveh T. Safavi, M.D.                      35,472 (7)         *
Gregory P. Young                                    0         *
Brian Tambi                                         0         *
Ronald Eidell                                       0         *
Bernard A. Fox, Ph.D.                               0         *
All officers and directors as a group       6,362,968       27.33%
(10 persons)

*Less than 1% of the common stock outstanding.

(1) Based on 23,218,579 shares of Company's common stock outstanding as of April 30, 2004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Company's common stock subject to options exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person or group holding such options.

(2) Includes 31,625 shares that may be acquired pursuant to vested options, 1,148,340 shares held by the John N. Kapoor Trust, dated 9/20/89 (the "JNK Trust"), of which I am the sole trustee and sole beneficiary, and 1,144,586 shares held by EJ Financial/NEO Management, L.P. (the "Limited Partnership") of which I am the Managing General Partner. The amount shown also includes: 379,500 shares which are held by the John N. Kapoor Charitable Foundation (the "Charitable Foundation"), of which my wife and I are co-trustees; 1,958,180 shares which are owned by the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust") of which the sole trustee is my wife; and 393,220 shares which are owned by four trusts which have been established for my children (the "Children's Trusts") of which the sole trustee is my wife. I do not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust or the Children's Trusts, and I disclaim beneficial ownership of these shares as well as the shares held by the Charitable Foundation.

(3) Includes 214,186 shares that may be acquired pursuant to options exercisable as of April 15, 2004 or that will become exercisable within 60 days of April 15, 2004.

(4) Includes 105,080 shares that may be acquired pursuant to options exercisable as of April 15, 2004 or that will become exercisable within 60 days of April 15, 2004.

(5) Includes 67,992 shares that may be acquired pursuant to options exercisable as of April 15, 2004 or that will become exercisable within 60 days of April 15, 2004.

(6) Includes 33,637 shares that may be acquired pursuant to options exercisable as of April 15, 2004 or that will become exercisable within 60 days of April 15, 2004.

(7) Includes 27,312 shares that may be acquired pursuant to options exercisable as of April 15, 2004 or that will become exercisable within 60 days of April 15, 2004.

                                    ANNEX II
                       INFORMATION CONCERNING PARTICIPANTS

     The following tables set forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) John N. Kapoor, Ph. D. and (2) the Nominees.

JOHN N. KAPOOR, PH.D.

         I have been a director of the Company since its formation in 1990. From 1990 to June of 2004 I was also Chairman of the Board of Directors of the Company. I am the sole stockholder and President of EJ Financial Enterprises, Inc., a health care consulting and investment company located at 225 East Deerpath Road, Suite 250, Lake Forest, Illinois 60045. In addition, I serve as director and Chairman of each of Option Care, Inc., a provider of home health care services, First Horizon Pharmaceutical Corporation, a distributor of pharmaceuticals, Akorn, Inc., a manufacturer, distributor and marketer of generic ophthalmic products, and Introgen Therapeutics, Inc., a gene therapy company.

NOMINEES

         BRIAN TAMBI                                          AGE 59
              Morton Grove Pharmaceuticals, Inc.
              6451 Main St.
              Morton Grove, IL 60053

         Chief Executive Officer and Chairman of the Board of Directors, Morton Grove Pharmaceuticals, Inc., Morton Grove, Illinois

         RONALD EIDELL                                        AGE 60
              1110 N. Lake Shore Drive
              Apartment 33N
              Chicago, IL 60611

         Independent Consultant

         BERNARD A. FOX, PH.D.                                AGE 51
              Earle A. Chiles Research Institute
              4805 N.E. Glisan
              Portland, OR 97213

         Chief, Laboratory of Molecular and Tumor Immunology, Earle A. Chiles Research Institute, Providence Portland Medical Center and Associate Professor, Departments of Molecular Microbiology & Immunology and Environmental & Biomolecular Systems, Oregon Health and Science University

                                    ANNEX III
                           SHARES HELD BY PARTICIPANTS
          AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

JOHN N. KAPOOR, PH.D.

     In 1994, in lieu of directly receiving the standard director compensation, I opted for EJ Financial Enterprises, Inc. ("EJ Financial") to enter into a Consulting Agreement with the Company. I am the president, a director and the sole stockholder of EJ Financial. The Consulting Agreement provided that the Company pay EJ Financial $125,000 per year (paid quarterly) for certain management consulting services consisting primarily of consulting on strategic corporate objectives and operations, including growth and product development opportunities for the Company. These charges reflect the management consulting services provided by EJ Financial to NeoPharm. Unless terminated by the parties, the management services agreement with EJ Financial automatically renewed in June of each year for a one-year term. At my suggestion, prior to the Company's 2004 annual meeting, the EJ Financial Consulting Agreement with the Company was terminated, and I began receiving the standard compensation for the Company's non-employee directors of restricted common stock valued at $50,000 annually.

     In December 2001, following approval by the Company's board of directors, the Company loaned $3,250,000 to Akorn, Inc. ("Akorn"), an independent publicly traded company, to assist Akorn in the completion of its lyophilized products manufacturing facility in Decatur, Illinois. I am Chairman of the Board of Akorn and hold a substantial stock position in both Akorn and NeoPharm. The Promissory
Note issued to Akorn is due in December 2006, and originally accrued interest at a rate equal to that received on the Company's investments in marketable securities, which was lower than the interest rate paid by Akorn on its other outstanding debt. In exchange, the Company entered into a manufacturing and processing agreement that grants the Company access to at least 15% of the annual lyophilization manufacturing capacity at Akorn's Decatur facility at a discounted price, upon completion of the facility. As of December 31, 2002, the Company determined that the Promissory Note was impaired and recorded a charge to fully reserve for the Promissory Note and accrued interest. In August 2003, the Company notified Akorn that it was in default under the loan agreement. In September 2003, Akorn advised the Company that it wished to refinance its senior debt with a new senior lender, which lender would require the Company to subordinate its debt. In order to preserve the possibility of collecting Akorn's debt to the Company and in consideration of a higher rate of interest (which would now equal that to be charged by the new senior lender) and the possibility of accelerated mandatory repayments once Akorn's senior debt was repaid in full, NeoPharm agreed to waive Akorn's default, to allow Akorn until October 2004 to provide the required manufacturing rights and to subordinate Akorn's indebtedness to the Company to Akorn's indebtedness to its new senior lender. Akorn's refinancing was completed on October 7, 2003. I have recused myself with respect to any Company matters regarding Akorn.

     My wife, Editha A. Kapoor, and I are the beneficial owners of an aggregate of 5,055,451 shares of the Company's common stock, representing approximately 21.71% of the Company's shares currently outstanding. I am the sole owner of options to purchase 31,625 shares of Company common stock. Additionally, I am the sole trustee and beneficiary of the John N. Kapoor Trust dated 9/20/90, which is the holder of 1,148,340 shares of Company common stock, and the Managing General Partner of EJ Financial/NEO Management, L.P., which is the holder of 1,144,586 shares of Company common stock. Editha A. Kapoor is my wife and co-trustee with me of the John N. Kapoor Charitable Foundation, which is the holder of 379,500 share of Company common stock. Editha A. Kapoor is also the sole trustee of the John N. Kapoor 1994-A Annuity Trust (the "Annuity Trust"), which is the holder of 1,958,180 shares of Company common stock, and four trusts established for our children (the "Children's Trusts"), which collectively hold 393,220 shares of Company common stock I do not have or share voting, investment or dispositive power with respect to the shares owned by the Annuity Trust or the Children's Trusts, and I disclaim beneficial ownership of these shares as well as the shares held by the Charitable Foundation.

BERNARD A. FOX, PH.D.

     From 1999 until 2003, Dr. Fox provided consulting services to the Company relating to the evaluation of the Company's clinical testing for which he was paid approximately $12,000 annually. Dr. Fox was asked by NeoPharm to conduct certain monitoring and follow-up studies relating to (1) the distribution of IL 13-PEQ338 in human subjects and the interaction of antibodies with IL 13-PE38QQR from September 1999 to May 2001, for which the Laboratory of Molecular and Tumor

III-1

Immunology at the Earle A. Chiles Research Institute at Providence Portland Medical Center in Portland, Oregon ("LMTI") was reimbursed $108,925 for costs arising from the study as its only consideration, (2) the IL 13-PE38QQR receptor distribution on renal cancer and normal kidney cells from October 2001 to September 2002, for which LMTI was reimbursed $57,749.31 for costs arising from the study as its only consideration and (3) the IL 13-PE38QQR receptor on brain tumor cells from October 2002 to December 2002, for which LMTI was reimbursed $5,572.71 for costs arising from the study as its only consideration. Dr. Fox is Chief of LMTI and did not receive any personal compensation in connection with the monitoring or research studies performed by LMTI for the Company except the consulting fee described above.

JOHN N. KAPOOR, PH.D. AND THE NOMINEES

     Except as this consent statement discloses, none of the participants or the Nominees named in Annex II owns any securities of the Company, beneficially or of record, has purchased or sold any of those securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to those securities. Except as disclosed in this consent statement, to my best knowledge and the best knowledge of the Nominees named in Annex II, none of their associates beneficially owns, directly or indirectly, any securities of the Company.

     Except as this consent statement discloses, neither I nor the Nominees or any of my or their employees or other representatives named in Annex II or, to their best knowledge, their associates has any arrangement or understanding with any person (1) with respect to any future employment by the Company or its affiliates or (2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 2003 or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party. Except as this consent statement discloses, neither I nor the Nominees or any of my or their employees or other representatives named in Annex II, or to their best knowledge, their associates, has within the past year been a party to any contracts, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Certain Nominees and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 2004, but I believe that the interest of those persons in those transactions is not of material significance.

                                     III-2

                  CONSENT SOLICITED BY JOHN N. KAPOOR, PH.D.

Unless otherwise specified below, the undersigned, a holder of common stock, par value $0.0002145 per share (the "Common Stock"), of NeoPharm, Inc., a Delaware corporation ("NeoPharm" or the "Company"), on September __, 2004 (the "Record Date"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock which the undersigned is entitled to vote, to the taking of the following actions (collectively, the "Proposals") without a meeting of the stockholders of NeoPharm as more fully described in the consent statement of John N. Kapoor, Ph.D. dated September ___, 2004 ("Consent Statement") (receipt of which is hereby acknowledged).

IF YOU SIGN, DATE AND RETURN THIS CARD (THE "CONSENT CARD") WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE CONSENTED WITH RESPECT TO SUCH PROPOSALS, EXCEPT YOU WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY INCUMBENT DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THIS CARD OR TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE THE INSTRUCTION TO THE ELECTION PROPOSAL PROVIDES ON THIS CARD. IF YOU CONSENT WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT WITH RESPECT TO SUCH PROPOSALS.

(Continued and to be DATED and SIGNED on the reverse side.)

--------------------------------------------------------------------------------
I, JOHN N.KAPOOR, PH.D. STRONGLY RECOMMEND THAT YOU CONSENT TO ALL OF THE FOLLOWING PROPOSALS.
                                                   /X/  Please mark
                                                        Votes as in
                                                        this example
--------------------------------------------------------------------------------
1.   Repeal each provision of NeoPharm's Bylaws or any
     amendment thereto adopted since June 10, 2004 and     CONSENT      WITHHOLD
     prior to the effectiveness of the Proposals set                    CONSENT
     forth in this Consent Card by adopting the following
     resolution:  "RESOLVED, that each provision of the       / /        / /
     Company's Bylaws  and any amendment thereto adopted
     since June 10, 2004 and prior to the effectiveness
     of the Proposals (as defined in the consent statement
     of John N. Kapoor, Ph.D. dated September__, 2004)
     are repealed."
--------------------------------------------------------------------------------
2.   Remove without cause the members of the Board of
     Directors of the Company, other than John N. Kapoor,  CONSENT      WITHHOLD
     Ph.D. and Gregory P. Young and the directors elected               CONSENT
     by this Consent Card pursuant to the resolutions set
     forth in the ConsentStatement.                           / /        / /

         For Removal:  Sander A. Flaum, Erick E. Hanson,
         Matthew P. Rogan, Kaveh T. Safavi and any other person or persons (other than the persons elected pursuant to the Consent Statement) elected or appointed to the board of directors of the Company prior to the effective date of this proposal (the
         "Other Incumbent Directors")

         To withhold consent to the removal of any Other
         Incumbent Director, specify the Other Incumbent
         Director or Directors in the following space

         --------------------------------------------------
--------------------------------------------------------------------------------
3.   Amend NeoPharm's Bylaws to fix the number of directors
     of the Company at five by adopting the following      CONSENT      WITHHOLD
     resolution: "RESOLVED, that Section 3.2 of the Bylaws              CONSENT
     of the Company is hereby amended and restated in
     its entirety to read as follows: `The number of          / /        / /
     directors of the Corporation shall be set at five (5).'"

--------------------------------------------------------------------------------
4.   Elect Mr. Brian Tambi, Mr. Ronald Eidell and Dr.
     Bernard A. Fox (each a "Nominee"), as replacement     CONSENT      WITHHOLD
     directors of  NeoPharm to fill the newly-created                   CONSENT
     vacancies pursuant to the resolutions set forth
     in the Consent Statement:                                / /        / /

         To withhold consent to a Nominee, specify the
         Nominee in the following space:
                                        -------------------
--------------------------------------------------------------------------------

                                   DATE:
                                         ---------------------------------------

                                   Signature
                                             -----------------------------------

                                   Signature (if held jointly)
                                                               -----------------



                                   Title(s):
                                            ------------------------------------

                                   When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in a corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               IMPORTANT: YOUR CONSENT MUST BE DATED TO BE VALID.
          If you have any questions about how to execute your consent, please call Innisfree M&A Incorporated, toll-free at 888-750-5834.